UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C.

                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                        Commission File Number: 000-30953

                                 NET:X AMERICA INC.
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              (Exact name of registrant as specified in its charter)


                        727 NW 18th Ave., Portland, OR 97209
                                   503-234-8860
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  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                         Common Stock with $0.001 par value
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             (Title of each class of securities covered by this Form)

                                      None
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      (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i) |X|                 Rule 12h-3(b)(1)(i) |X|
         Rule 12g-4(a)(1)(ii)                    Rule 12h-3(b)(1)(ii)
         Rule 12g-4(a)(2)(i)                     Rule 12h-3(b)(2)(i)
         Rule 12g-4(a)(2)(ii)                    Rule 12h-3(b)(2)(ii)
         Rule 15d-6

     Approximate number of holders of record as of the certification or notice date: 110

     Pursuant to the requirements of the Securities Exchange Act of 1934, Net:X America Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  January 16,  2007           By: /s/ R.S. O'Lenic
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                                       R.S. O'Lenic
                                       Interim President